UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2020

Inovio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 W. Germantown Pike, Suite 110

Plymouth Meeting, PA 19462

(Address of principal executive offices, including zip code)

(267) 440-4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INO	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Jay Shepard as Director

On January 15, 2020, the Board of Directors (the “Board”) of Inovio Pharmaceuticals, Inc. (the “Company”) appointed Jay Shepard to serve as a director of the Company. Mr. Shepard’s term will continue until the Company’s 2020 Annual Meeting of Stockholders. There is no arrangement or understanding between Mr. Shepard and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Shepard and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Mr. Shepard requiring disclosure under Item 404(a) of Regulation S-K.

Additional information regarding Mr. Shepard is set forth below:

Jay Shepard, age 61, is currently Non-executive Chairman and formerly President and Chief Executive Officer of Aravive, Inc. (formerly Versartis, Inc.) from May 2015 to January 2020 and has served as a member of its board of directors since 2013. From 2012 until May 2015, Mr. Shepard was an Executive Partner at Sofinnova Ventures, a venture capital firm focused on the healthcare industry, which he joined as an Executive in Residence in 2008. From 2010 to 2012, Mr. Shepard served as President and Chief Executive Officer and was a member of the board of directors of NextWave Pharmaceuticals, Inc., a specialty pharmaceutical company developing and commercializing unique pediatric products utilizing proprietary drug delivery technology that was acquired by Pfizer, Inc. From 2005 to 2007, Mr. Shepard served as President and Chief Executive Officer and a member of the board of directors of Ilypsa, Inc., a biopharmaceutical company pioneering novel non-absorbed polymeric drugs for renal and metabolic disorders that was acquired by Amgen Inc. Mr. Shepard currently serves on the board of directors of Esperion Therapeutics, Inc., a publicly traded pharmaceutical company, and of the Christopher & Dana Reeve Foundation. Within the past five years, Mr. Shepard also served on the boards of directors of the public companies Marinus Pharmaceuticals, Inc. and Durect Corporation. Mr. Shepard holds a B.S. in Business Administration from the University of Arizona.

Mr. Shepard will be compensated in accordance with the Company’s non-employee director compensation policy. He will receive an annual cash retainer of $45,000 for serving on the Board. In addition, Mr. Shepard received initial equity awards under and pursuant to the Company’s 2016 Omnibus Incentive Plan upon his appointment as of January 15, 2020 the date of grant. As a newly elected director, Mr. Shepard was awarded 12,821 restricted stock units and a stock option to purchase 20,000 of the Company’s common stock at an exercise price of $3.35, the closing price of the Company’s common stock on the date of grant. The restricted stock units will vest over a period of three years, with one-third of the shares vesting on each of the first, second and third anniversaries of the grant date, subject to Mr. Shepard’s continued service as a director of the Company as of each vesting date. With respect to the shares of common stock underlying the stock option grant, one-quarter of the shares vested as of the grant date, with the remainder vesting in three equal annual installments on the first, second and third anniversaries of the grant date, subject to Mr. Shepard’s continued service as a director of the Company as of each vesting date. Mr. Shepard will be eligible to receive additional annual equity awards on each date of the Company’s annual meeting of stockholders in accordance with the non-employee director compensation policy.

(b) Retirement of Morton Collins as Director

On January 14, 2020, Morton Collins notified the Company of his retirement from the Board, effective immediately. Dr. Collins’ retirement as a director of the Company was not the result of any dispute or disagreement with the Company.

Item 7.01	Regulation FD Disclosure.

On January 15, 2020, the Company issued a press release announcing the appointment of Mr. Shepard to the Board and the retirement of Mr. Collins from the Board. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report. The information contained in the press release furnished as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release, dated January 15, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

Date: January 15, 2020	By:	/s/ Peter Kies
Peter Kies
Chief Financial Officer